                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K



               Current Report Pursuant to Section 13 or 15(d) of
                      THE SECURITIES EXCHANGE ACT OF 1934




               Date of Report (Date of earliest event reported):
                                January 18, 1994





                                   MEDITRUST
               (Exact name of registrant as specified in charter)


       Massachusetts            0-14022                  04-6532031
      (State of                (Commission        (I.R.S. Employer
       Incorporation)           File No.)         Identification No.)


      128 Technology Center, Waltham, Massachusetts          02154
      (Address of principal executive offices)              (Zip Code)





Registrant's telephone number, including area code (617) 736-1500

Item 5.  OTHER INFORMATION


                                   MEDITRUST

                                 PRESS RELEASE


                                        Contact:  Lisa M. Pavelka Vice
                                                  President and Treasurer
                                                  617-736-1500


                             FOR IMMEDIATE RELEASE
                      MEDITRUST ANNOUNCES RECORD INCREASES
                     IN CASH FLOW FROM OPERATING ACTIVITIES


WALTHAM, MA ... January 18, 1994 ... Meditrust (NYSE:MT) announced today record increases in cash flow from operating activities, revenues and net income for the year ended December 31, 1993 as compared to the year ended December 31, 1992.

During the three months ended December 31, 1993, cash flow from operating activities, the basis on which dividends are determined, was $22,498,000 OR $.69 per share versus $17,387,000 or $.65 per share for the comparable period in 1992. Revenues for the fourth quarter of 1993 were $38,274,000 versus $33,371,000 for the fourth quarter of 1992. For the fourth quarter ended December 31, 1993, Meditrust had net income of $16,716,000 or $.51 per share (based on 32,775,000 shares) compared to $13,039,000 or $.49 per share (based on 26,712,000 shares) for the same period a year earlier.

For the year ended December 31, 1993, the Company had cash flow from operating activities of $84,831,000 or $2.71 per share versus $67,942,000 or $2.58 per share for the same period a year earlier. Revenues for the year ended December 31, 1993 were $150,826,000 versus $132,394,000 for the year ended December 31,
1992. Net income increased to $63,636,000 or $2.03 per share for the year ended December 31, 1993 versus $51,358,000 or $1.95 per share for the year ended December 31, 1992.

David F. Benson, President of Meditrust stated that, "During 1993 Meditrust invested over $200 million in subacute healthcare properties. In 1994 we will continue to invest in those facilities which will be attractive to referrals from managed care companies and benefit from future health care reform."

Meditrust, with headquarters in Waltham, Massachusetts, is the nation's largest Health Care Real Estate Investment Trust, with investments in 212 health care facilities with 30 different operators in 33 states and with total assets of over $1.3 billion. Meditrust has over $1 billion of market capitalization.
The Company specializes in making real estate investments in the subacute sector of the health care industry.

                                   MEDITRUST

                               FINANCIAL RESULTS


                                                   THREE MONTHS ENDED                 TWELVE MONTHS ENDED
                                                      DECEMBER 31                         DECEMBER 31
                                                      (Unaudited)                          (Unaudited)
                                                      -----------                          -----------

(In thousands except per share amounts)           1993              1992              1993             1992
                                                  ----              ----              ----             ----
REVENUES                                        $38,274           $33,371          $150,826         $132,394

NET INCOME                                       16,716            13,039            63,636           51,358

EARNINGS PER SHARE                                  .51               .49              2.03             1.95

CASH FLOW FROM
  OPERATING ACTIVITIES                           22,498            17,387            84,831           67,942

CASH FLOW FORM OPERATING
  ACTIVITIES PER SHARE                              .69               .65              2.71             2.58

WEIGHTED AVERAGE NUMBER
  OF SHARES OUTSTANDING                          32,775            26,712            31,310           26,360

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                    MEDITRUST


   March 3, 1994                          /s/ Michael S. Benjamin
                                          -----------------------
                                          Michael S. Benjamin
                                          Senior Vice President